SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 12, 2007

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Cate Street, Fourth Floor, Portsmouth, New Hampshire 03801

(Address of principal executive offices, including zip code)

(603) 431-1780

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On December 11, 2006, Buzzard Power Corporation (“Buzzard”), an indirect wholly owned subsidiary of Environmental Power Corporation (the “Company”), entered into a Forbearance Agreement with Scrubgrass Generating Company, L.P. (“SGC”) (the “Forbearance Agreement”). SGC leases a 83 MW generating facility located in Venango County, Pennsylvania (the “Scrubgrass Facility”) to Buzzard pursuant to an Amended and Restated Lease Agreement dated as of December 22, 1995 (the “Lease Agreement”). Under the Forbearance Agreement, SGC agrees that it will forbear from exercising its rights and remedies under the Lease Agreement with respect to certain missed rental payments. The forbearance period extends through July 1, 2007 (unless an event of default unrelated to the missed rental payments that are the subject of the Forbearance Agreement arises sooner).

Buzzard, SGC and Arclight Capital Holdings, LLC (“Arclight”)* have been in discussions regarding mutually acceptable options, including restructuring or other resolution of rights under the Lease Agreement.

On April 12, 2007, the Company and Buzzard received written notice from SGC of an event of default under the Lease Agreement related to a missed rental payment on April 2, 2007 (the “Default Notice”). SGC specified in the Default Notice that such missed rental payment was covered by the Forbearance Agreement, and that SGC would forbear from exercising its rights and remedies under the Lease Agreement with respect to such event of default as provided in the Forbearance Agreement.

Discussions among Buzzard, SGC and Arclight are ongoing. Buzzard’s obligations under the Lease Agreement remain without recourse to the Company.

*	Arclight is an affiliate of Crystal Creek Coalpower Funding, L.P., which is a lender to the Company’s subsidiary that owns Buzzard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ John F. O’Neill
John F. O’Neill
Chief Financial Officer

Dated: April 18, 2007